Exhibit (e)

FORM OF DIVIDEND REINVESTMENT PLAN

OF

Credit Suisse Park View BDC, Inc.

Credit Suisse Park View BDC, Inc., a Maryland corporation (the “Company”), hereby adopts the following plan (the “Plan”) with respect to dividends and distributions (collectively, “Cash Distributions”) declared by its Board of Directors (the “Board of Directors”) on shares of its common stock (the “Common Stock”).

1.

Unless a stockholder specifically elects to receive cash as set forth below, all Cash Distributions hereafter declared by the Board of Directors will be payable in shares of the Common Stock of the Company, and no action will be required on such stockholder’s part to receive a Cash Distribution in Common Stock.

2.

Such Cash Distributions will be payable on the last business day of any month in which a Cash Distribution is declared, or on such other date or dates as may be fixed from time to time by the Board of Directors (each such date, the “Payable Date”), to stockholders of record at the close of business on the Record Date for the Cash Distribution involved. For purposes hereof, “Record Date” shall mean the fifth (5th) business day immediately preceding any Payable Date, or such other date or dates as may be fixed from time to time by the Board of Directors.

3.

Whenever the Fund declares Cash Distributions, non-participants in the Plan will receive cash and participants in the Plan will receive the equivalent in Common Stock. Prior to such time, if any, that the Common Shares are listed on a national securities exchange (the “Listing”), the Plan Administrator will reinvest Cash Distributions in newly issued shares, and the number of newly issued shares to be credited to the account of each Participant (as defined below) will be determined on the Payable Date by dividing the dollar amount of the Cash Distribution by the net asset value per share (“NAV”) determined on or as of the applicable Payable Date.

Notwithstanding the above, from and after any Listing, the procedures in this paragraph shall be observed. Common Stock purchased through Cash Distribution reinvestments will be acquired by the Plan Administrator (as defined below) for a Participant’s account, depending on the circumstances described below, either (i) through receipt of newly issued shares or (ii) by purchases of outstanding Common Shares in the open market (“Open-Market Purchases”) on the principal national securities exchange upon which the Common Shares trade (if at all), in the over-the-counter market or in negotiated transactions. If on the applicable Payable Date the NAV of the Common Stock is equal to or less than the market price per share plus estimated brokerage commissions (such condition being referred to herein as “Market Premium”), the Plan Administrator will invest the Cash Distribution amount in newly issued shares on behalf of the Participant. The number of newly issued shares to be credited to each Participant’s account will be determined on the Payable Date by dividing the dollar amount of the Cash Distribution by the NAV on the Payable Date; provided that, if the NAV is less than or equal to 95% of the closing market value on the Payable Date, the dollar amount of the Cash Distribution will be divided by 95% of the closing market price per share on the Payable Date. If, on the Payable Date, the NAV is greater than the closing market value plus

Adopted [                                ]

estimated brokerage commissions (such condition being referred to herein as “Market Discount”), the Plan Administrator will invest the Cash Distribution amount in Common Shares acquired on behalf of the Participant in Open-Market Purchases. If the Plan Administrator is unable to invest the full Cash Distribution in Open-Market Purchases during the purchase period or if the Market Discount shifts to a Market Premium during the purchase period, the Plan Administrator may cease making Open-Market Purchases and may invest the uninvested portion of the Cash Distribution in newly issued shares at NAV at the close of business on the last Payable Date; provided that, if the NAV is less than or equal to 95% of the then current market price per Common Share, the dollar amount of the dividend will be divided by 95% of the market price on such Payable Date.

4.

A stockholder may, however, elect to receive his, her or its Cash Distributions in cash. To exercise this option, such stockholder must notify American Stock Transfer &Trust Company, LLC (the “Plan Administrator”) in writing, by telephone or on the Plan Administrator’s website at www.amstock.com, no later than three business days prior to the Payable Date for the Cash Distribution involved to be paid out in cash. If the request is received less than three business days prior to the applicable Payable Date, that Cash Distribution will be reinvested. However, all subsequent Cash Distributions will be paid out in cash on all balances. Such election will remain in effect until the Participant notifies the Plan Administrator in writing of such Participant’s withdrawal of elections, which notice must be received by the Plan Administrator no later than the Record Date for the Cash Distribution involved. Persons who hold their shares of Common Stock through a broker or other nominee and who wish to elect to receive any Cash Distribution in cash must contact their broker or nominee.

5.

The Plan Administrator will set up an account for shares of Common Stock acquired pursuant to the Plan for each stockholder who has not elected to receive distributions in cash (each a “Participant”). The Plan Administrator will hold each Participant’s shares, together with the shares of other Participants, on behalf of such Participant in non-certificated form in the Plan Administrator’s name or that of its nominee. In the case of shareholders such as banks, brokers or nominees that hold Common Stock for others who are the beneficial owners, the Plan Administrator will administer the Plan on the basis of the number of shares of Common Stock certified from time to time by the record shareholder and held for the account of beneficial owners who participate in the Plan.

6.

The Plan Administrator will confirm to each Participant each acquisition made pursuant to the Plan as soon as practicable but not later than ten (10) business days after the applicable Payable Date. Each Participant may from time to time have an undivided fractional interest (computed to three decimal places) in a share of Common Stock of the Company, and Cash Distributions on fractional shares will be credited to each Participant’s account.

7.

In the event that the Company makes available to its stockholders rights or warrants to purchase additional shares or other securities, the shares of Common Stock held by the Plan Administrator for each Participant under the Plan will be added to any other shares of Common Stock held by the Participant in calculating the number of rights or warrants to be issued to the Participant.

8.	The Plan Administrator’s service fee will be paid by the Participant, and customary and reasonable expenses for administering the Plan will be paid for by the Company.

9.

Each Participant may make voluntary optional cash payment investments in Common Stock (“Optional Investments”) at any time. The minimum amount of each Optional Investment shall be $10,000 with no limit to the maximum amount, but such investments must be made in $1,000 increments. Payments must be received by the business day prior to the next occurring Investment Date. For purposes hereof, “Investment Date” means (x) (A) during the 2015 calendar year, the last business day of each month and (B) from and after January 1, 2016, the Payable Date or (y) such other date or dates as may be fixed from time to time by the Board of Directors. Prior to any Listing, the price per share for each Optional Investment shall be the net asset value per share determined on or as of such Investment Date, and newly issued shares will be used for Optional Investments. From and after any Listing, Common Stock will be acquired by the Plan Administrator for each Participant’s account in Open Market Purchases, in the over-the-counter market or in negotiated transactions. The Participant will be credited with full and fractional shares (computed to three decimal places), and the Plan Administrator will confirm each such Optional Investment as soon as practicable but not later than ten (10) business days after the applicable Investment Date. Prior to the Listing, any payments for Optional Investments received during a month in which a Payable Date occurs will be combined, and invested along, with any Cash Distribution to be reinvested on such Payable Date pursuant to this Plan. Optional Investments may be made on the Plan Administrator’s website at www.amstock.com. However, the limit on making such investments online is $25,000. Investments in excess of $25,000 must be made by sending the appropriate payment to American Stock Transfer and Trust Company, LLC, P.O. Box 922, Wall Street Station, New York, N.Y. 10269-0560.

10.

Each Participant may terminate his, her or its account under the Plan by so notifying the Plan Administrator in writing, by telephone or on the Plan Administrator’s website at www.amstock.com. Such termination will be effective immediately if the Participant’s notice is received by the Plan Administrator not less than three (3) days prior to the next Payable Date; otherwise, such termination will be effective only with respect to any subsequent Cash Distribution. The Plan may be terminated by the Company upon notice in writing mailed to each Participant at least 30 days prior to any Record Date. Persons who hold their shares of Common Stock through a broker or other nominee and who wish to terminate his or its account under the Plan may do so by notifying their broker or nominee.

11.

These terms and conditions may be amended or supplemented by the Company at any time but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to each Participant appropriate written notice at least 30 days prior to the effective date thereof. The amendment or supplement will be deemed to be accepted by each Participant unless, prior to the effective date thereof, the Plan Administrator receives written notice of the termination of his, her or its account under the Plan. Any such amendment may include an appointment by the Plan Administrator in its place and stead of a successor agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Plan Administrator under these terms and conditions. Upon any such appointment of any agent for the purpose of receiving dividends and distributions, the Company will be authorized to pay to such successor agent, for each Participant’s account, all dividends and distributions payable on shares of the Company held in the Participant’s name or under the Plan for retention or application by such successor agent as provided in these terms and conditions.

12.

The Plan Administrator will at all times act in good faith and use its best efforts to ensure its full and timely performance of all services to be performed by it under this Plan and to comply with applicable law, but assumes no responsibility and will not be liable for loss or damage due to errors unless such error is caused by the Plan Administrator’s negligence, bad faith, or willful misconduct or that of its employees or agents.

13.

Neither the Company nor, subject to Section 11, the Plan Administrator will be liable for any act performed in good faith or for any good faith omission to act or failure to act, including, without limitation, any claim of liability (a) arising out of failure to terminate a Participant’s account, sell shares held in the Plan or reinvest dividends; (b) with respect to the prices at which stock is purchased or sold for the Participant’s account and the time such purchases or sales are made. Without limiting the foregoing, the Plan Administrator will not be liable for any claim made more than 30 days after any instruction was given to the Plan Administrator.

14.	These terms and conditions will be governed by the laws of the State of New York.

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